EXHIBIT D
NOTICE OF WITHDRAWAL OF TENDER
REGARDING SHARES IN MAGNETAR SPECTRUM FUND
TENDERED PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 24, 2009

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE FUND BY, 12:00 MIDNIGHT, EASTERN TIME, ON MARCH 24, 2009, UNLESS THE OFFER IS EXTENDED

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN OR DELIVER TO:
MAGNETAR SPECTRUM FUND
PNC Global Investment Services Inc.
400 Bellevue Parkway, 2nd Floor
Wilmington, DE 19809
Attn: Magnetar Spectrum Fund
For additional information:
Phone: (866) 211-4521
Fax: (302) 791-2790
Ladies and Gentlemen:
     The undersigned wishes to withdraw the tender of its common shares in Magnetar Spectrum Fund (the “Fund”) for purchase by the Fund that previously was submitted by the undersigned in a Letter of Transmittal dated ___, 2009. This tender was in the entire amount of common shares held.
     The undersigned recognizes that upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the common shares in the Fund previously tendered will not be purchased by the Fund upon expiration of the tender offer described above.

SIGNATURE(S).

FOR INDIVIDUAL INVESTORS	FOR OTHER INVESTORS:
AND JOINT TENANTS:

Signature	Print Name of Investor
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Print Name of Investor	Signature
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Joint Tenant Signature if necessary	Print Name of Signatory and Title
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Print Name of Joint Tenant	Co-signatory if necessary
(SIGNATURE OF OWNER(S) EXACTLY AS APPEARED ON SUBSCRIPTION AGREEMENT)

Print Name and Title of Co-signatory
Date: